UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2012

FMC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-2376	94-0479804
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 299-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of Brondeau Offer Letter

On November 6, 2012, FMC Corporation (the “Company”) and its Chief Executive Officer, Pierre Brondeau, entered into an amendment (the “Amendment”) of his employment offer letter dated October 23, 2009 (the “Offer Letter”). The Amendment clarifies Mr. Brondeau’s severance rights under the Offer Letter and specifies the treatment of outstanding long-term incentive awards held by Mr. Brondeau if his employment ceases under specified circumstances as follows:

1. Severance benefits are now conditioned on Mr. Brondeau’s execution of a general release of claims.

2. The Offer Letter’s description of the impact of resignation after the attainment of age 62 with 10 or more years of service (a “62/10 Retirement”) on Mr. Brondeau’s long-term incentive awards is expanded to substantially parallel the 62/10 Retirement provisions of long-term incentive awards granted by the Company in the ordinary course.

Specifically, upon a 62/10 Retirement: (a) outstanding stock options vest, (b) the post-termination exercise period of stock options is extended until the earlier of the end of the option term or the fifth anniversary of retirement, (c) outstanding time-vested restricted stock and restricted stock units vest, and (d) subject to compliance with restrictive covenants, the executive remains eligible to earn a pro-rata portion of performance-based cash awards based on actual corporate performance through the end of the applicable performance period.

3. Any cessation of Mr. Brondeau’s service after both December 31, 2015 and the Board’s approval of a “definitive succession plan” will have the same impact on long-term incentive awards as a 62/10 Retirement, as described above. For this purpose, a “definitive succession plan” means a succession plan identifying the new Chief Executive Officer, the timing of succession, any related and material changes in titles, duties or reporting lines for other key personnel and an integration plan for the transition of duties. The Board retains sole and absolute discretion regarding whether and when to approve any succession plan.

Restatement of Executive Severance Agreements

On November 6, 2012, the Company entered into an Executive Severance Agreement with Paul Graves and Amended and Restated Executive Severance Agreements with each of its other Named Executive Officers (collectively, the “Restated Agreements”). For Named Executive Officers other than Mr. Graves, the Restated Agreements replace Executive Severance Agreements previously entered into between the Company and those Named Executive Officers. The Restated Agreements differ from the prior Executive Severance Agreements in the following respects:

1. The next opportunity for the Company to terminate the Restated Agreements unilaterally will be December 31, 2015 (as opposed to December 31, 2013 for the prior agreements). After December 31, 2015, the Company will have an annual opportunity to decide whether to renew the agreements.

2. The definition of “Good Reason” is revised to limit this potential severance trigger to events occurring proximate to a change in control and to give the Company notice and an opportunity to cure events that would otherwise be a basis for an employee to resign and receive severance benefits.

3. All severance benefits are now conditioned on the employee’s execution of a general release of claims.

4. Severance benefits include a multiple of the sum of the employee’s base salary plus a bonus component. The bonus component was previously the greater of the employee’s target annual bonus or the employee’s average actual bonus for the two preceding years. As revised, the bonus component is now simply the target annual bonus. This change is intended to reduce severance benefits payable under these agreements.

5. Severance benefits also include a pro-rata annual bonus for the year of termination. Previously, the pro-rata bonus was based on the target amount of the employee’s annual bonus. As revised, the pro-rata bonus is payable based on actual performance through the end of the year of termination. This may result in a higher or lower pro-rata bonus than the earlier formulation, but this approach creates a greater linkage to actual performance.

The foregoing descriptions are qualified in their entireties by reference to the full texts of the Amendment and the Restated Agreements, which are filed as exhibits to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Exhibit Title

10.1	Amendment to October 23, 2009 Letter Agreement, dated November 6, 2012, between FMC Corporation and Pierre Brondeau.

10.2	Amended and Restated Executive Severance Agreement, dated November 6, 2012, between FMC Corporation and Pierre Brondeau.

10.3	Executive Severance Agreement, dated November 6, 2012, between FMC Corporation and Paul Graves.

10.4	Amended and Restated Executive Severance Agreement, dated November 6, 2012, between FMC Corporation and D. Michael Wilson (pursuant to Instruction 2 to Item 601 of Regulation S-K, an Amended and Restated Executive Severance Agreement that is substantially identical in all material respects, except as to the parties thereto, between the Company and Andrea Utecht, was not filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC Corporation

Date: November 9, 2012	By:	/s/ Paul Graves
		Name:	Paul Graves
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title

10.1	Amendment to October 23, 2009 Letter Agreement, dated November 6, 2012, between FMC Corporation and Pierre Brondeau.

10.2	Amended and Restated Executive Severance Agreement, dated November 6, 2012, between FMC Corporation and Pierre Brondeau.

10.3	Executive Severance Agreement, dated November 6, 2012, between FMC Corporation and Paul Graves.

10.4	Amended and Restated Executive Severance Agreement, dated November 6, 2012, between FMC Corporation and D. Michael Wilson (pursuant to Instruction 2 to Item 601 of Regulation S-K, an Amended and Restated Executive Severance Agreement that is substantially identical in all material respects, except as to the parties thereto, between the Company and Andrea Utecht, was not filed).